Exhibit 99.8

CONSENT OF AMERICAN APPRAISAL ASSOCIATES, INC.

We hereby consent to (i) the filing of our opinion letter to the Board of Directors of Marshall & Ilsley Corporation as an exhibit to the Registration Statement on Form S-4 relating to the transactions contemplated by the Investment Agreement, dated April 3, 2007, among Marshall & Ilsley Corporation, Metavante Corporation, Metavante Holding Company, Montana Merger Sub Inc. and WPM, L.P. and (ii) the references made to our firm and such opinion letter in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 under the captions entitled “Summary—Completion of the Transactions Is Subject to the Satisfaction or Waiver of a Number of Conditions”, “Investment Agreement – Valuation Firm Opinions” and “Investment Agreement – Conditions to the Completion of the Transactions”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

AMERICAN APPRAISAL ASSOCIATES, INC.

By:	/s/ Christopher L. Rexroat
Name: Christopher L. Rexroat Title: Associate General Counsel

July 17, 2007